NELNET STUDENT LOAN FUNDING, LLC HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS NELNET STUDENT LOAN FUNDING, LLC HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT NELNET STUDENT LOAN FUNDING, LLC AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, NELNET STUDENT LOAN FUNDING, LLC, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-877-317-3161.

                                FINAL TERM SHEET
NELNET LOGO
                                 $2,213,000,000

                         STUDENT LOAN ASSET-BACKED NOTES

                        NELNET STUDENT LOAN TRUST 2006-3

                                 ISSUING ENTITY

NELNET STUDENT LOAN FUNDING, LLC           NATIONAL EDUCATION LOAN NETWORK, INC.
          DEPOSITOR                         MASTER SERVICER AND ADMINISTRATOR

                                  NELNET, INC.
                                     SPONSOR

               Notes are being offered in the following classes:

                     ORIGINAL                   PRICE
                     PRINCIPAL                    TO    UNDERWRITING  PROCEEDS TO    FINAL MATURITY
                      AMOUNT     INTEREST RATE  PUBLIC    DISCOUNT    THE TRUST(1)        DATE
                      ------     -------------  ------    --------    ------------        ----
CLASS A-1 NOTES  $  199,000,000  3-month LIBOR   100%     0.130%   $  198,741,300  September 25, 2012
                                   minus 0.02%
CLASS A-2  NOTES $  384,000,000  3-month LIBOR   100%     0.160%   $  383,385,600   December 27, 2016
                                   plus  0.01%
CLASS A-3 NOTES  $  245,000,000  3-month LIBOR   100%     0.180%   $  244,559,000    June 25, 2019
                                   plus  0.03%
CLASS A-4 NOTES  $  384,000,000  3-month LIBOR   100%     0.190%   $  383,270,400  December 27, 2022
                                   plus  0.07%
CLASS A-5 NOTES  $  465,000,000  3-month LIBOR   100%     0.210%   $  464,023,500    March 25, 2027
                                   plus  0.10%
CLASS A-6 NOTES  $  469,500,000  3-month LIBOR   100%     0.240%   $  468,373,200    June 25, 2040
                                   plus  0.14%
CLASS B  NOTES   $   66,500,000  3-month LIBOR   100%     0.420%   $   66,220,700    June 25, 2041
                 --------------    plus  0.25%                     --------------
TOTAL            $2,213,000,000                                    $2,208,573,700

(1) Before deducting certain costs of issuing the notes estimated to be $1,142,974.

        The notes are obligations of the issuing entity only and are payable solely from the pledged collateral described in the related prospectus supplement and prospectus consisting primarily of student loans originated under the Federal Family Education Loan Program. They are not obligations of Nelnet, Inc., the Depositor, the Administrator or any of their affiliates.

        This term sheet constitutes a "free-writing prospectus" within the meaning of Rule 405 under the Securities Act of 1933, as amended. The underwriters named below are offering the notes subject to approval of certain matters by their counsel.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        We are offering the notes through the underwriters when and if issued. The notes will be delivered in book-entry form only on or about December 5, 2006.

                           JOINT BOOK-RUNNING MANAGERS


BANC OF AMERICA SECURITIES LLC         BARCLAYS CAPITAL               CITIGROUP


                                   CO-MANAGERS


CREDIT SUISSE             DEUTSCHE BANK SECURITIES           JPMORGAN
                MERCHANT CAPITAL LLC          NELNET CAPITAL, LLC


                                November 30, 2006